SUPPLEMENT DATED DECEMBER 30, 2021 TO THE PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION OF

Alternative Investment Partners Absolute Return Fund, dated April 30, 2021

Alternative Investment Partners Absolute Return Fund STS, dated April 30, 2021

(together, the “Funds”)

Effective December 31, 2021, Paresh Bhatt will no longer serve as a portfolio manager for the Funds. All references to Mr. Bhatt will be deleted in their entirety at that time. Except for this change, each Fund’s portfolio management team will remain the same.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.